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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

C&D Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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Last update: 02/22/2002

Proxy

Statement

2007

Invitation to

Annual Meeting

Of Stockholders

Letter to Our Stockholders

Annual Meeting Notice

Proxy Statement	1

Proposals Submitted for Stockholder Vote	4

Proposal No. 1 – Election of Directors	4

Proposal No. 2 – A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for C&D for the fiscal year ending January 31, 2008	6

Fees of Independent Registered Public Accounting Firm	6

Audit and Non-Audit Services Pre-Approval Policy	7

Principal Stockholders	8

Beneficial Ownership of Management	10

Current Executive Officers	12

Board of Directors and Corporate Governance	12

Report of the Audit Committee	15

Compensation Discussion and Analysis	17

Overview of Our Compensation Program	17
Compensation Philosophy and Objectives	17
Operation of the Compensation Committee	17
Elements of Our Compensation Program	18
Tax and Accounting Implications	21
Employment Agreements and Executive Severance Benefits	22
Compensation Committee Report	23

Compensation Committee Interlocks and Insider Participation	23

Executive Compensation	24

Summary Compensation Table	24
Grants of Plan-Based Awards Table	25
Outstanding Equity Awards Table	26
Option Exercises and Stock Vested Table	26
Pension Benefits Table	26

Supplemental Executive Retirement Plan	27

Non-Qualified Deferred Compensation	27

Other Potential Post Employment Payments	28

Director Compensation	30

Compliance with Section 16(a)	31

Other Business	31

Annual Report	31

C&D Technologies, Inc., 1400 Union Meeting Road

Blue Bell, PA 19422-0858, (215) 619-2700

May 4, 2007

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of C&D Technologies, Inc. to be held on Wednesday, June 6, 2007, at 9:00 a.m., at Normandy Farm, Route 202 & Morris Road, Blue Bell, Pennsylvania. Your Board of Directors and management look forward to personally greeting you there. Directions to Normandy Farm are on the next page.

Whether or not you plan to attend, your shares will be represented and voted at the Annual Meeting if you promptly complete, sign, date and return the enclosed proxy card in the envelope provided.

We thank you for your cooperation and continued support.

Sincerely,

WILLIAM HARRAL, III

Chairman of the Board

DIRECTIONS TO NORMANDY FARM

From the New Jersey Turnpike & East

1.	Follow the New Jersey Turnpike to the Pennsylvania Turnpike (Exit 6 on NJ Turnpike).

2.	Take the Pennsylvania Turnpike to the Norristown Exit (Exit 333).

3.	From the Norristown Exit, follow road signs to Plymouth Road – follow around to the light and make a left at the stop sign. Go to the light (Germantown Pike West) and make a right.

4.	Stay on Germantown Pike West for two and one-half (2 1/2) miles. (Plymouth Meeting Mall to right).

5.	You will come to Route 202. Turn right onto Route 202 heading North.

6.	Stay on Route 202 North. Continue through the intersections at Route 73 (Skippack Pike) and the intersection at Blue Bell Country Club & Montgomery County Community College (Tournament Drive).

7.	After the intersection at Tournament Drive, you will reach the intersection of Route 202 and Morris Road. You will see Normandy Farm in front of you to the left.

8.	Turn left at this intersection onto Morris Road.

9.	Make first right (100 feet) into Normandy Farm.

From the Philadelphia Airport & South

1.	Upon leaving the airport, follow signs to 95 South.

2.	Take 95 South and follow signs for Route 476 North

3.	Take Route 476 North to the Germantown Pike West exit (this will be on the right before the toll booths at the Pennsylvania Turnpike).

4.	Follow the directions below, starting at the arrows (>>>)

Route 76 to Route 476 North

1.	Take Route 476 North to the Germantown Pike West Exit (this will be to the right before the toll booths).

2.	(>>>) Follow the exit ramp to Germantown Pike West.

3.	Stay on Germantown Pike West for two and one-half (2 1/2) miles. (Plymouth Meeting Mall to right).

4.	You will come to Route 202. Turn right onto Route 202 heading North.

5.	Stay on Route 202 North. Continue through the intersections at Route 73 (Skippack Pike) and the intersection at Blue Bell Country Club & Montgomery County Community College (Tournament Drive).

6.	After the intersection at Tournament Drive, you will reach the intersection of Route 202 and Morris Road. You will see Normandy Farm in front of you to the left.

7.	Turn left at this intersection onto Morris Road.

8.	Make first right (100 feet) into Normandy Farm.

Route 309 to Route 202 South & North

1.	Follow Route 309 to Route 202 South.

2.	Follow Route 202 South to Morris Road (approximately 10 minutes from this point).

3.	You will see Normandy Farm on right. Turn right at light onto Morris Road.

4.	Make first right (100 feet) into Normandy Farm.

C&D TECHNOLOGIES, INC.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 6, 2007

The Annual Meeting of Stockholders of C&D Technologies, Inc. (“C&D”) will be held at Normandy Farm, Route 202 & Morris Road, Blue Bell, Pennsylvania, on Wednesday, June 6, 2007, at 9:00 a.m., for the following purposes:

1.	To elect ten directors of C&D for the ensuing year.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for C&D for the fiscal year ending January 31, 2008.

3.	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

Stockholders of record at the close of business on April 20, 2007, will be entitled to notice of and to vote at the meeting.

If you are unable to attend the meeting, please sign and date the enclosed proxy, which is being solicited by the Board of Directors, and return it promptly in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES D. DEE Secretary

May 4, 2007

C&D TECHNOLOGIES, INC.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 6, 2007

Your proxy is solicited by and on behalf of the Board of Directors of C&D Technologies, Inc. (“C&D”, “the Company”, “we” or “our”) to be used at the Annual Meeting of Stockholders to be held at Normandy Farm, Route 202 & Morris Road, Blue Bell, Pennsylvania, on Wednesday, June 6, 2007, at 9:00 a.m., and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

What am I voting on?

•	Election of directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm for the fiscal year ending January 31, 2008.

Who is entitled to vote?

Stockholders as of the close of business on April 20, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date.

How do I vote?

You should sign and date each proxy you receive and return it in the enclosed, self-addressed envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the ten directors and FOR the ratification of the appointment of the independent registered public accounting firm. You may also vote in person at the meeting.

How are proxies solicited?

C&D will bear the cost of the solicitation of proxies. We will make solicitations initially by first class mail; however, officers and regular employees of C&D may solicit proxies personally or by telephone or the Internet. We will not compensate those persons specifically for these services. C&D will reimburse brokers, banks, custodians, nominees and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of these shares. C&D may employ an outside firm to assist in the solicitation of proxies, and the cost, if any, for such services will be paid by C&D.

We are mailing this Proxy Statement to stockholders on or about May 4, 2007.

How should I sign the proxy?

You should sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign your own name as custodian, not the name of the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

May I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting by (1) delivering a written revocation to the Secretary of C&D or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I receive more than one proxy card?

If you hold shares registered in more than one account, you will receive a proxy card for each account. You should sign and return all proxies so that all your shares will be voted.

Who will count the votes?

A representative of The Bank of New York Shareholder Services, C&D’s transfer agent, will tabulate the votes and act as the independent inspector for the election.

What constitutes a quorum?

We are required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. As of April 20, 2007, the Record Date, 25,649,113 shares of Common Stock were issued and outstanding. Abstentions and broker non-votes (which we define below) are counted as if stockholders were present for purposes of determining whether a quorum is present at the meeting.

How many votes are needed for the approval of each item?

There are differing requirements for the approval of the proposals. Voting in the election of directors is not cumulative; directors will be elected by a plurality of the votes cast at the Annual Meeting, which means that the ten nominees with the most votes will be elected directors. We will count only votes cast for a nominee. Accordingly, abstentions and broker non-votes are not counted for purposes of voting in the election of directors. Your proxy will be voted FOR the ten nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm must be approved by a majority vote of the holders of the outstanding shares of C&D common stock present at the annual meeting in person or represented by proxy and entitled to vote at the annual meeting. Accordingly, abstentions and broker non-votes will count as votes against this proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a stockbroker submits a proxy that does not indicate a vote for a proposal because the stockbroker has not received instructions from the beneficial owners on how to vote on the proposal and does not have the authority to vote without instructions.

What percentage of C&D Common Stock do directors and executive officers own?

Together, our current directors and executive officers owned approximately 2.7% of our Common Stock on February 28, 2007. We have provided you with details under the heading “Beneficial Ownership of Management”.

What is the deadline for submitting stockholder proposals at our 2008 annual meeting?

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Securities and Exchange Commission (“SEC”), wishes to submit a proposal for inclusion in C&D’s proxy statement for its 2008 annual meeting of stockholders must deliver such proposal in writing to C&D’s Secretary at C&D’s principal executive offices at the address at the front of this proxy statement no later than January 4, 2008.

Pursuant to Article II, Section 11 of C&D’s By-laws, if a stockholder wishes to present at C&D’s 2008 annual meeting of stockholders (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in C&D’s By-laws, which are summarized below. Written notice of any such proposal containing the information required under C&D’s By-laws, as described herein, must be delivered in person, by first class United States mail, postage prepaid or by reputable overnight delivery service to C&D’s Secretary at C&D’s principal executive offices at the address at the front of this proxy statement during the period commencing on January 4, 2008 and ending on February 3, 2008.

A written proposal of nomination for a director must set forth (a) the name and address of the stockholder who intends to make the nomination (the “Nominating Stockholder”), (b) the name, age, business address and, if known, residence address of each person so proposed, (c) the principal occupation or employment of each person so proposed for the past five years, (d) the number of shares of capital stock of C&D beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (e) a description of any arrangement or understanding between each person so proposed and the Nominating Stockholder with respect to such person’s proposal for nomination and election as a director and actions to be proposed or taken by such person as a director, (f) the written consent of each person so proposed to serve as a director if nominated and elected as a director and (g) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed. The candidates nominated by stockholders for election as a member of C&D’s Board of Directors who will be eligible to be considered or acted upon for election at the 2008 annual meeting will be those nominated in accordance with the By-law provisions summarized in this section, and any stockholder nominee not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of stockholders.

A stockholder proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy solicitation rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders. Only stockholder proposals submitted in writing in accordance with the By-law provisions summarized above will be eligible for presentation at the 2008 annual meeting of stockholders, and any matter not submitted to C&D’s Board of Directors in accordance with such provisions will not be considered or acted upon at such meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL No. 1 - ELECTION OF DIRECTORS

At the Annual Meeting, you will be electing ten directors, which constitutes the entire Board of Directors. Each nominee for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve as a director for any reason, the named proxies will vote for a substitute nominee designated by the Board of Directors or, if none is so designated, will vote according to their judgment.

Directors are elected annually to serve until the next annual meeting of stockholders or until their successors have been elected or until the annual meeting following the year in which he/she reaches age 70 (“Retirement Age”), pursuant to the provisions of the charter of the Nominating/Corporate Governance Committee. The Board of Directors has determined that it is in the best interests of the Company that Mr. Shober be recommended for re-election by the stockholders, at the Annual Meeting, to serve as a member of the Board for an additional term notwithstanding his having reached normal retirement age.

Recommendation. The Board of Directors recommends a vote FOR the ten nominees for election as directors at the Annual Meeting.

The names of the ten nominees for director and certain information regarding them are as follows:

Name of Nominees for Director	Age
William Harral, III (1)(2)	67
Pamela L. Davies (1)	50
Kevin P. Dowd (1)(2)	58
Jeffrey A. Graves	46
Robert I. Harries (1)	63
Michael H. Kalb (2)	36
George MacKenzie (2)(3)	58
John A. H. Shober (2)(3)	73
Stanley W. Silverman (3)	59
Ellen C. Wolf (3)	53

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating/Corporate Governance Committee.

(3)	Member of the Audit Committee.

William Harral, III has been a director of C&D since July 1996 and Chairman of the Board since April 1999. Mr. Harral has been President of the Barra Foundation, a private foundation located in Wyndmoor, Pennsylvania since June 2001. He was formerly acting Dean of LeBow College of Business, Drexel University in Philadelphia, Pennsylvania. From June 1997 to December 1999, Mr. Harral served as Senior Counselor for The Tierney Group, a strategic communications company. From 1994 to March 1997, he was President and Chief Executive Officer of Bell Atlantic - Pennsylvania, Inc. (formerly Bell of Pennsylvania). Mr. Harral is also a director of Salix Pharmaceuticals, Ltd.

Pamela L. Davies has been a director of C&D since June 1998. Dr. Davies has been the President of Queens University of Charlotte located in Charlotte, North Carolina since July 2002. Prior to her appointment as President, Dr. Davies served as the Chief Operating Officer of that institution from March 2002 to July 2002. From June 2000 to March 2002, Dr. Davies was the Dean of the McColl Graduate School of Business at Queens University of Charlotte. From June 1997 to June 2000, she served as Professor of Management and Dean of LeBow College of Business at Drexel University in Philadelphia, Pennsylvania. Her professional specialization is in the field of strategic planning, with a particular emphasis on competitive and marketing strategy. Dr. Davies is also a director of Charming Shoppes, Inc. and Sonoco Products Company.

Kevin P. Dowd has been a director of C&D since January 1997. Mr. Dowd has been Chairman and Chief Executive Officer of Sonitrol, Inc., a leading commercial security provider in North America, since March 2004. From August 1988 to March 2001, he was employed by Checkpoint Systems, Inc., where he last held the position of President and Chief Executive Officer and served as a member of the Board of Directors. Mr. Dowd is also a director of Sonitrol Holding LLC and MAB Paints, Inc.

Jeffrey A. Graves has been a director of C&D and its President and Chief Executive Officer since July 2005. From July 2001 to January 2005, Dr. Graves was employed at Kemet Electronics Corporation, a manufacturer of high performance capacitor solutions, including surface-mount capacitor technologies, where he last held the position of Chief Executive Officer. From 1994 to 2001, Dr. Graves held a number of key leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center. Prior to working for GE, Dr. Graves held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation.

Robert I. Harries has been a director of C&D since May 2002. Mr. Harries currently serves as a business counselor and consultant. From January 2001 to September 2003, he was Senior Vice President of FMC Corporation, a diversified chemical company, and General Manager of its Industrial Chemicals Group and Shared Services. Mr. Harries had served with FMC in various capacities since 1977. Mr. Harries is also a director of the Metropolitan Career Center and a member of the Advisory Board of Waste Technology Services, Inc.

Michael H. Kalb has been a director of C&D since February 2007. Mr. Kalb’s appointment as a director was recommended by a stockholder of C&D. Since February 2005, Mr. Kalb has served as Managing Director of Sun Capital Partners, a leading private investment firm with offices in Boca Raton, Los Angeles and New York, and affiliates with offices in London, Shenzhen and Tokyo. From 2001 to 2005, he served as a Principal of Sun Capital, and since joining Sun Capital in 1999 as a Vice President, Mr. Kalb has led more than 25 transactions on behalf of affiliates of Sun Capital Partners. He is also a director of Catalina Lighting, Inc. and a number of other private companies.

George MacKenzie has been a director of C&D since April 1999. From January 2006 to April 2006, Mr. MacKenzie served as interim Chief Executive Officer of American Water, an RWE Company and a diversified provider of water services in North America. In May 2006, he was appointed non-executive Chairman of American Water. From March 2005 to July 2005, he served as interim President and Chief Executive Officer of C&D. From September 2001 to June 2002, he was Executive Vice President and Chief Financial Officer of Glatfelter, a global supplier of printing papers, specialty papers and engineered products. From May 1979 to June 2001, Mr. MacKenzie was employed by Hercules, Inc., where he served in a number of financial and senior management positions and last served as Chief Financial Officer and Vice Chairman of its Board of Directors. Mr. MacKenzie is also a director of Safeguard Scientifics, Inc., Traffic.com and American Water, and is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants.

John A. H. Shober has been a director of C&D since July 1996. Since November 2006, Mr. Shober has served as Chairman, Chief Executive Officer and President of Ensign-Bickford Industries, Inc., a privately held diverse manufacturing company. From 1989 to 2001, Mr. Shober was a director of Penn Virginia Corporation, a natural resources company, and served as Vice Chairman of its Board of Directors from 1992 to 1996, and President and Chief Executive Officer from 1989 to 1992. Mr. Shober is a director of First Reserve Corporation and several other organizations including the Morris Arboretum of the University of Pennsylvania. He also serves as Chairman of the Wissahickon Valley Watershed Association.

Stanley W. Silverman has been a director of C&D since February 2003. From January 2000 to February 2005, Mr. Silverman served as President and Chief Executive Officer and was a member of the Board of Directors of PQ Corporation, a global chemical and engineered glass materials company. He was appointed Executive Vice President and Chief Operating Officer of PQ Corporation in 1991. Mr. Silverman is a former Chairman of the Board of the Soap and Detergent Association, where he had also served as Chairman of the Compensation and Finance Committees, and is a former Board member of the American Chemistry Council. He is also a member of the Board of Trustees of Drexel University, and is Chairman of the Finance Committee.

Ellen C. Wolf has been a director of C&D since September 2004. On March 1, 2006, Ms. Wolf was named Senior Vice President and Chief Financial Officer of American Water, an RWE Company and a diversified provider of water services in North America. From December 2003 to February 2006, Ms. Wolf was Senior Vice President and Chief Financial Officer of USEC, Inc., a supplier of enriched uranium fuel for commercial nuclear power plants. She previously served as Vice President and Chief Financial Officer of American Water, and of its predecessor, American Water Works, Inc. Ms. Wolf is also a director of American Water and is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants.

PROPOSAL No. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm for the fiscal year ending January 31, 2008. The Audit Committee has the sole authority to appoint or replace C&D’s independent registered public accounting firm. In absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if he/she so desires, may make a statement.

We have been informed by PricewaterhouseCoopers LLP that they are an independent registered public accounting firm with respect to the Company, within the meaning of the Securities Acts administered by the SEC and the requirements of the Public Company Accounting Oversight Board, which has adopted the requirements of the Independence Standards Board.

Fees of Independent Registered Public Accounting Firm

The work performed for the Company by PricewaterhouseCoopers LLP during the fiscal year ended January 31, 2007 was approved in advance by the Company’s Audit Committee. The aggregate fees for services performed by PricewaterhouseCoopers LLP during the fiscal years ended January 31, 2007 and 2006 are set forth below.

Audit and Non-Audit Fees

	Fiscal Year Ended January 31,
Fee Category	2007	2006
Audit Fees (1)	$2,385,906	$2,827,530
Audit-Related Fees (2)	119,800	45,915
Tax Fees (3)	32,028	84,732
All Other Fees (4)	1,800	—

(1)	The Audit Fees for the years ended January 31, 2007 and 2006 were for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting of the Company, its foreign subsidiaries’ statutory audits and professional services related to the Company’s private placement offering and filings with the SEC.

(2)	The Audit-Related Fees for the years ended January 31, 2007 and 2006 were for assurance and other services related to employee benefit plan audits and for professional services related to the Company’s strategic decision to evaluate its alternatives for its Power Electronics division.

(3)	The Tax Fees for the years ended January 31, 2007 and 2006 were for services related to the Company’s foreign subsidiaries. PricewaterhouseCoopers LLP is not the principal provider of tax services to the Company.

(4)	All Other Fees for the year ended January 31, 2007 were for an annual subscription to PricewaterhouseCoopers’ accounting literature.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee routinely reviews and pre-approves services that may be provided by the independent registered public accounting firm. The Audit Committee revises the list of pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management, but has delegated pre-approval authority to the chair of the committee or his/her designee. The member to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The annual audit services engagement terms and fees are subject to the pre-approval of the Audit Committee. In addition, the Audit Committee may grant pre-approval for other audit services, including audits for subsidiaries or affiliates of the Company and services associated with registration statements, periodic reports and other documents filed with the SEC.

Audit-related services must also be pre-approved by the Audit Committee. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”; and financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.

Recommendation. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm for the fiscal year ending January 31, 2008. Ratification requires the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy and voting on the proposal at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

PRINCIPAL STOCKHOLDERS

As of February 28, 2007, the persons listed in the following table were the only persons known to us (based on information set forth in Schedules 13D/A, 13G or 13G/A filed with the SEC) to be the beneficial owners of more than five percent of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock	Shares upon Conversion of Convertible Notes	Total Shares if Fully Converted	Percent of Class
FMR Corporation (1) 82 Devonshire Street Boston, MA 02109	3,172,610	519,481	3,692,091	14.1%

SCSF Equities, LLC (2) Sun Capital Securities Offshore Fund, Ltd. Sun Capital Securities Fund, LP Sun Capital Securities Advisors, LP Sun Capital Securities, LLC Marc J. Leder Rodger R. Krouse 5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486	3,123,834	—	3,123,834	12.2%

Rutabaga Capital Management (3) 64 Broad Street, 3rd Floor Boston, MA 02109	2,950,000	—	2,950,000	11.5%

State of Wisconsin Investment Board (4) P.O. Box 7842 Madison, WI 53707	2,530,600	—	2,530,600	9.9%

T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, Maryland 21202	2,448,700	—	2,448,700	9.5%

Credit Suisse (6) Uetlibergstrasse 231, P.O. 900 CH 8070 Zurich, Switzerland	—	2,135,854	2,135,854	7.7%

Dimensional Fund Advisors L.P. (7) 1299 Ocean Avenue 11th Floor Santa Monica, California 90401	1,972,604	—	1,972,604	7.7%

D. E. Shaw & Co., L.P. (8) 120 West 45th Street, Tower 45, 39th Floor New York, NY 10036	903,558	1,033,592	1,937,150	7.3%

Renaissance Technologies Corporation (9) 800 Third Avenue New York, NY 10022	1,747,700	—	1,747,700	6.8%

(1)	Based on the Schedule 13G/A, dated February 14, 2007, filed by FMR Corporation. This party has no voting power and sole dispositive power with respect to 3,692,091 shares listed opposite its name in the table.

(2)	Based on the Schedule 13D/A, dated February 21, 2007, filed by SCSF Equities, LLC. These persons share voting and dispositive power with respect to all the shares listed opposite their names in the table. Pursuant to an agreement between SCSF Equities and Michael H. Kalb, a member of the Board of Directors of C&D and a Vice President of SCSF Equities, all stock options, stock grants and other awards that may be granted to Mr. Kalb as a member of the Board of C&D shall be held by Mr. Kalb for the sole benefit of SCSF Equities and for the purpose of retaining sole voting, investment and dispositive power.

(3)	Based on Schedule 13G, dated January 24, 2007, filed by Rutabaga Capital Management. This party has sole voting power with respect to 969,100 shares and sole dispositive power with respect to all the shares listed opposite its name in the table.

(4)	Based on the Schedule 13G/A, dated February 12, 2007, filed by the State of Wisconsin Investment Board. This party has sole voting and dispositive power with respect to all the shares listed opposite its name in the table.

(5)	Based on the Schedule 13G/A, dated February 14, 2007, filed by T. Rowe Price Associates, Inc. (“Price Associates”). This party has sole voting power with respect to 664,100 shares and sole dispositive power with respect to all the shares listed opposite its name in the table. These securities are owned by various individual and institutional investors including Price Associates which owns 2,448,700 shares, representing 9.5% of the shares outstanding, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Based on the Schedule 13G, dated February 13, 2007, filed by Credit Suisse. This party has shared voting and dispositive power with respect to all the shares listed opposite its name in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Credit Suisse’s parent company, Credit Suisse Group is deemed to be a beneficial owner of such securities; however, Credit Suisse Group expressly disclaims that it is the beneficial owner of any shares that are beneficially owned by direct or indirect subsidiaries, including the reporting person.

(7)	Based on the Schedule 13G/A, dated February 1, 2007, filed by Dimensional Fund Advisors L.P. This party has sole voting and dispositive power with respect to all the shares listed opposite its name in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional Fund Advisors is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors expressly disclaims that it is, in fact, the beneficial owner of such securities. Dimensional Fund Advisors states that they furnish investment advice to four investment companies, group trusts and separate accounts that own the shares.

(8)	Based on the Schedule 13G, dated February 23, 2007, filed by D.E. Shaw & Co. This party has shared voting and dispositive power with respect to all the shares listed opposite its name in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, David E. Shaw is deemed to be a beneficial owner of such securities; however, David E. Shaw expressly disclaims that he is, in fact, the beneficial owner of such securities.

(9)	Based on the Schedule 13G, dated February 12, 2007, filed by Renaissance Technologies Corporation. This party has sole voting and dispositive power with respect to all the shares listed opposite its name in the table.

BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 28, 2007, the beneficial ownership of our Common Stock held by our directors and nominees for directors, each executive officer who is named in the Summary Compensation Table and all directors and executive officers as a group.

Name of Person or Identity of Group	Shares of Common Stock Beneficially Owned (1)	Percent of Class (1)
Directors and Nominees for Directors:
William Harral, III	67,419	*
Jeffrey A. Graves	177,992	*
Kevin P. Dowd	46,902	*
Robert I. Harries	29,152	*
Pamela L. Davies	44,566	*
Michael H. Kalb(2)	2,841	*
George MacKenzie	58,885	*
John A. H. Shober	61,993	*
Stanley W. Silverman	35,339	*
Ellen C. Wolf	16,134	*

named Executive Officers Who Are Not Directors:

William E. Bachrach	70,300	*
James D. Dee	45,000	*
Charles R. Giesige, Sr. (3)	160,696	*
Ian J. Harvie	45,000	*
Leonard P. Kiely	—	*
All directors and executive officers as a group (15 persons) (4)	862,219	3.4%

*	Less than 1% of outstanding shares of Common Stock

(1)	The shares of Common Stock beneficially owned as of February 28, 2007 include fully vested and presently exercisable options, to purchase (a) 36,000 shares for each of Messrs. Harral, Dowd and Shober and Dr. Davies; (b) 45,556 for Mr. MacKenzie; (c) 20,000 shares for Mr. Harries; (d) 17,022 shares for Mr. Silverman; (e) 10,667 shares for Ms. Wolf; (f) 125,000 shares for Dr. Graves; (g) 60,000 for Mr. Bachrach; (h) 40,000 for Mr. Dee (i) 45,000 for Mr. Harvie and (j) 363,245 shares for all executive officers and directors as a group. In determining Percent of Class, the number of shares outstanding includes shares issuable to the specific director, officer or group identified in the table but no other shares issuable on exercise of stock options by any other person. The amounts shown in the above table do not include the following shares held in the C&D Technologies, Inc. Nonqualified Deferred Compensation Plan: (a) 31,690 shares for Mr. Harral; (b) 11,567 shares for Mr. Dowd; (c) 8,521 shares for Mr. Harries; (d) 7,971 shares for Ms. Davies and (e) 2,650 shares for Mr. Silverman.

(2)	See footnote 2 under “Principal Stockholders” above for info regarding Mr. Kalb and SCSF Equities, LLC.

(3)	Mr. Giesige resigned as an Officer of C&D effective April 1, 2006. The share information listed above is based on information known to the Company as of Mr. Giesige’s resignation date.

(4)	All current directors and executive officers (i.e., excluding Mr. Giesige’s shares) beneficially own 701,523 shares or 2.7% of our common stock.

The following table sets forth information regarding equity compensation plans of C&D.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,379,543	$15.75	2,574,338	(1)
Equity compensation plans not approved by security holders (2)	144,750	11.92	355,250

Total	2,524,293	15.53	2,929,588

(1)	In accordance with C&D’s 1998 Stock Option Plan, annual retainers of non-employee board members are paid via grants of common stock. See “Compensation of Directors.”

(2)	The C&D Technologies, Inc. Approved Share Option Plan was adopted by the Board of Directors and approved by the Inland Revenue of the United Kingdom in 2001. The purpose of the plan is to enable C&D to offer employees of C&D and its subsidiaries, particularly employees in the United Kingdom, stock options to purchase Common Stock. C&D will not grant any stock options under this plan to any director or executive officer of C&D. The maximum number of shares of C&D Common Stock that may be issued under the plan is 500,000 shares. Stock options to purchase Common Stock may be granted by the Board at an exercise price of not less than the market value on the date of grant. The term of each stock option will be fixed by the Board of Directors, but no stock option will be exercisable more than ten years after the date the stock option is granted. The plan may be terminated at any time by the Board of Directors, except that the rights of an optionee of a stock option granted prior to termination may not be impaired without the consent of the optionee. As is the case for all of C&D’s option plans, no outstanding stock option under the plan will be repriced, regranted or amended so as to decrease the exercise price of the stock option without the approval of the stockholders, except for any appropriate adjustments resulting by reason of any subdivision of share capital, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock.

CURRENT EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them (other than Dr. Graves whose information is included under “Proposal No. 1 – Election of Directors) are listed below.

William E. Bachrach, age 48, Vice President and General Manager – Power Electronics Division. Dr. Bachrach was appointed Vice President and General Manager of the Power Electronics Division in September 2005. From 2004 to August 2005 he was employed at WAY Systems where he held the title of General Manager for Products and Manufacturing. WAY Systems is a wireless transaction platform provider of mobile phone-based Point-of-Sale (POS) solutions worldwide. From February 2002 to March 2004, Dr. Bachrach was the Chief Technical Officer of KEMET Corporation a leading manufacturer of ceramic and tantalum capacitors. From 2000 to 2002, Dr. Bachrach was the Co-Founder & Vice President, Operations of InphoMatch (now Mobile 365), a leading provider in the delivery, billing, and settlement of mobile messaging services. From 1998 to March 2000, Dr. Bachrach was employed at General Electric Power Systems where he held the title of Manager, Revenue Sharing Partnership Program. Dr. Bachrach holds an MS and PhD from Northwestern and an MS from the Sloan School of Management at MIT.

Neil E. Daniels, age 41, Vice President, Corporate Controller and Treasurer. Mr. Daniels was appointed Vice President, Corporate Controller and Treasurer in September 2006. From 1999 to September 2006, Mr. Daniels was employed by IKON Office Solutions where he served in various positions, including Senior Manager, Financial Reporting; Director of Corporate Accounting and Financial Reporting; Director of Accounting and Taxes; Vice President Internal Audit; and most recently as the Vice President Operations, Finance. He has also served as Assistant Global Controller with Quaker Chemical Corporation and was an Audit Manager at PriceWaterhouse LLP. Mr. Daniels has over 16 years of finance experience including Operations, SEC and Internal Reporting, Tax, Internal and External Audit and Sarbanes-Oxley.

James D. Dee, age 49, Vice President, General Counsel and Corporate Secretary. Mr. Dee was appointed Vice President, General Counsel and Corporate Secretary in September 2005. From October 2004 until September 2005, Mr. Dee was employed by the law firm of Montgomery, McCracken, Walker & Rhoads, LLP, where he was a member of the firm’s corporate law department, specializing in securities regulation, corporate governance, mergers and acquisitions, and intellectual property. Prior to his tenure at Montgomery, McCracken, Walker & Rhoads, Mr. Dee had previously served for 16 years at SPS Technologies, Inc., where he last served as Vice President, General Counsel and Corporate Secretary. While at SPS, Mr. Dee was responsible for all legal and regulatory affairs of the company. Mr. Dee is also a licensed patent attorney.

Ian J. Harvie, age 43, Vice President and Chief Financial Officer. Mr. Harvie was appointed Vice President and Chief Financial Officer in December 2005. From February 2002 to October 2005, Mr. Harvie was employed by Exide Technologies where he served in various positions, including serving as the Vice President - Controller and as the interim CFO for one year. From January 1984 to January 2002, Mr. Harvie was employed by PricewaterhouseCoopers, and from July 1998 to January 2002, he held the title of Partner in Audit & Business Advisory Services.

Leonard P. Kiely, age 50, Vice President and General Manager – Power Systems Division. Leonard Kiely was appointed Vice President and General Manager of the Power Systems Division in June 2006. From 1997 to May 2006, Mr. Kiely was employed by SPS Technologies, based in Ireland, where he held various operations leadership positions including President of their Precision Tool Group. His most recent responsibilities were as VP Business Development where he developed acquisition strategies and strategic plans for each of SPS’ Industrial Divisions. Prior to SPS Technologies, Mr. Kiely spent 9 years with Raychem Corporation in both Ireland and California as a Controller, Operations Manager and finally General Manager of the Irish Operations.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

C&D strives to achieve “best practices” in its corporate governance. The Board of Directors is responsible for overseeing the direction, affairs and management of C&D, recognizing its fiduciary duty to C&D’s stockholders. All of the members of the Board of Directors, other than the Chief Executive Officer, are “independent” under the rules of the New York Stock Exchange. In determining director independence, the Board considered any transactions and relationships between each director or any member of his or her immediate family and C&D and its subsidiaries and affiliates. The Board also examined any transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent. All directors stand for election annually. It is the policy of the Board of Directors that all of the directors attend C&D’s Annual Meeting of Stockholders. All of C&D’s directors attended the Company’s 2006 Annual Meeting of Stockholders.

It is the policy of the Board of Directors that independent directors meet in executive session, without management participation, at least once each year and that time be made available at the end of each regularly scheduled Board meeting to provide an opportunity for the independent directors to meet in executive session. The Chairman of the Board of Directors, William Harral, presides at these executive sessions.

The Board and each Committee has the authority to hire and seek advice from outside advisors independent of management with respect to matters within their responsibility. Interested parties may communicate directly with the Chairman of the Board of Directors or the Chairman of the Nominating/Corporate Governance Committee by sending such communications to such person, c/o Secretary, C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422.

At least annually, the Board of Directors and each committee of the Board conducts a self-evaluation for the purpose of determining whether the Board and the Board committees are functioning effectively.

C&D also makes available on its website (www.cdtechno.com) and in printed form upon request, C&D’s Corporate Governance Guidelines and C&D’s Code of Business Conduct, which includes C&D’s Corporate Compliance Program and a Code of Ethics for C&D’s Chief Executive Officer, Chief Financial Officer and all C&D personnel serving in a finance, accounting, tax or investor relations role.

Committees of the Board of Directors

The Board of Directors has established a Nominating/Corporate Governance Committee, an Audit Committee and a Compensation Committee.

The Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of five independent directors: John A. Shober, who serves as Chairperson, Kevin P. Dowd, William Harral, III, Michael Kalb, and George MacKenzie. The Nominating Committee is charged with overseeing the Company’s corporate governance procedures. The Nominating Committee has the primary responsibility for screening and identifying individuals qualified to become Board members, with input from other members of the Board and in consultation with the Chief Executive Officer, and for selecting, or recommending that the Board select, director nominees for the Company. Criteria for independent director consideration include senior management experience, appropriate skill sets, diversity and overall business acumen. The Nominating Committee will consider nominees recommended by stockholders in writing, in accordance with the Company’s By-laws. It is the policy of the Board that the Nominating Committee evaluates candidates for director recommended by stockholders on the same basis that other individuals are evaluated under this paragraph. In reporting its selection of a director nominee to the Board, or its recommendation that the Board select an individual as a director nominee, the Nominating Committee must report which one or more of the following categories of persons or entities recommended that nominee: stockholder, non-management director, chief executive officer, other executive officer, third party search firm or other specified source.

The Nominating Committee is also generally responsible for Board operations and effectiveness, meeting agendas, Board compensation and compliance with Board stock ownership guidelines. The Nominating Committee, in consultation with the Chairman of the Board and Chief Executive Officer, is responsible for committee assignments, subject to Board approval. A full text of the charter of the Nominating Committee as currently in effect is available on C&D’s website (www.cdtechno.com), or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

The Audit Committee

The Audit Committee is comprised of four independent directors: Ellen C. Wolf, who serves as Chairperson, George MacKenzie, John A. H. Shober and Stanley W. Silverman. None of the Audit Committee members are officers of C&D and all are considered “independent” under the listing standards of the New York Stock Exchange. All members of the Audit Committee are “financially literate” and at least one member, Ellen C. Wolf, is an “audit committee financial expert,” as those terms are defined by the rules of the SEC and New York Stock Exchange.

As a general rule, Audit Committee members may not serve on audit committees of more than two other public companies. Under certain circumstances, outside auditors who were previously employed by C&D are prohibited from performing audit services for C&D, and C&D is prohibited from hiring or having as a member of its Board of Directors certain former employees of the independent registered public accounting firm.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on C&D’s website (www.cdtechno.com) or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

The Audit Committee has the sole authority to appoint or replace C&D’s independent registered public accounting firm. The Audit Committee is also responsible for:

•

establishing the compensation and oversight of the work of the Company’s independent registered public accounting firm, including resolution of disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting;

•

considering, in consultation with the independent registered public accounting firm and management, the planned scope of the annual audit of financial statements and internal controls over financial reporting;

•	pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of the independent registered public accounting firm;

•	monitoring, on behalf of our Board of Directors, our financial reporting process and our internal controls and accounting practices; and

•	performing those other duties and responsibilities set forth in the Audit Committee’s Charter and the rules of the New York Stock Exchange.

The Compensation Committee

The Compensation Committee consists of four independent directors: Robert I. Harries, who serves as Chairman, Kevin P. Dowd, William Harral, III and Pamela L. Davies. The Compensation Committee is responsible for establishing the Company’s basic compensation philosophy, reviewing and monitoring the development and operation of compensation programs to ensure fidelity with the core principles of the Company’s compensation philosophy as well as their alignment with the Company’s strategic objectives and stockholder interests, and reviewing, modifying and approving recommendations concerning executive compensation. The Compensation Committee, following consultation with the Nominating/Corporate Governance Committee, determines and recommends to the independent directors, who have final responsibility for determination thereof, the compensation package for the Chief Executive Officer. The Committee’s actions and decisions are reported to the full Board. Pursuant to its charter, the Compensation Committee is authorized to delegate to the Chief Executive Officer of the Company, which he may delegate to subordinates, the authority to establish appropriate programs, policies, practices and procedures relating to the compensation of all employees of the Corporation or its subsidiaries, who are not executive officers or corporate vice presidents of the Company. A full text of the charter of the Compensation Committee as currently in effect is available on C&D’s website (www.cdtechno.com), or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

Meetings of the Board of Directors and Committees

The Board of Directors held twelve meetings during the year ended January 31, 2007. The Nominating/Corporate Governance Committee held two meetings, the Compensation Committee held six meetings and the Audit Committee held six meetings. During the last fiscal year, all of the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which such director served during the year.

Certain Relationships and Related Transactions

The Company adopted, as part of its Code of Business Conduct, a procedure for the review and approval of related person transactions. The Audit Committee must review and approve any “related person” transaction as defined in Item 404 of Regulation S-K, promulgated by the SEC, before it is consummated. No related person transactions occurred during the year ended January 31, 2007.

Communications by Stockholders with the Board of Directors

Stockholders may send communications to C&D’s Board of Directors, and any individual director, by addressing such communications to the Board of Directors, or to any individual director, c/o Secretary, C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422. The Secretary will promptly forward all such communications submitted and addressed in this manner to the members of the Board of Directors, or any such individual director, as the stockholder has requested.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee oversees our financial reporting process on behalf of our Board of Directors and operates pursuant to a formal written charter, the full text of which is available on our website (www.cdtechno.com). In accordance with the charter, our Audit Committee completed its annual review of the adequacy of the charter during fiscal year 2007. All of the members of our Audit Committee are independent directors. In addition, our Audit Committee annually selects our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process, including its system of internal controls, and for preparing our financial statements in accordance with accounting principles generally accepted in the United States. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm during the fiscal year ended January 31, 2007, is responsible for auditing those financial statements and issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes. In this context, our Audit Committee has met and held discussions with management and the representatives of PwC both separately and together.

In fulfilling its oversight responsibilities, our Audit Committee reviewed with management the audited financial statements for fiscal 2007, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Our Audit Committee reviewed with PwC, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our Audit Committee under generally accepted auditing standards. Our Audit Committee has also discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our Audit Committee received from PwC the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with PwC matters relating to PwC’s independence. Our Audit Committee also considered the compatibility of the provision of non-audit services by PwC with the maintenance of PwC’s independence. Our Audit Committee determined that the provision of certain services other than audit services by PwC was compatible with maintaining PwC’s independence.

Our Audit Committee is actively engaged in the oversight of our Sarbanes-Oxley Act Section 404 (“SOX”) compliance process, aimed at further strengthening the effectiveness of internal control over financial reporting and disclosure control procedures and structures. In addition, our Audit Committee reviewed, at regular and specially scheduled meetings, key initiatives and programs which were part of that compliance process; regularly monitored the scope and adequacy of our internal auditing program and the tone of management at the top of the organization; and, the adequacy of internal staffing levels as well as external resources dedicated to that process. Additionally, our Audit Committee monitored the status of testing and re-testing of identified controls and deficiencies, including the nature of the deficiencies as well as steps taken and milestones achieved toward implementation of recommended improvements in internal procedures and controls.

In its oversight function, our Audit Committee relies on the representations of management and the independent registered public accounting firm and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls over financial reporting and procedures, that our financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that the independent registered public accounting firm is in fact “independent.”

Based upon our Audit Committee’s discussions with management and the independent registered public accounting firm and our Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, our Audit Committee recommended that our Board of Directors include our audited financial statements in our annual report on Form 10-K for the fiscal year ended January 31, 2007 for filing with the SEC.

The foregoing report of our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Ellen C. Wolf, Chairperson

George MacKenzie

John A. H. Shober

Stanley W. Silverman

April 10, 2007

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

We seek to provide competitive compensation for our executive officers that attracts and retains qualified executives, rewards individual achievement and aligns the financial interest of our executives with those of our stockholders. We use a combination of base salary, annual cash incentives, long-term equity incentives, perquisites and benefits programs to achieve these objectives. We place significant emphasis on pay for performance-based incentive compensation programs for our executives. These programs reward our executives when our financial and operational goals are achieved and/or when our stock price appreciates.

Compensation Philosophy and Objectives

The primary focus of our executive compensation program is to improve our performance year-over-year and over a longer-term period. We designed our compensation programs to provide the tools necessary to hire executives with the skills needed to manage our business, to meet these goals and to retain the executives over the long-term. To this end, for those executives named in the Summary Compensation Table, we designed the annual and long-term incentive plans to provide a significant financial link between profitability, cash flow and total stockholder return and total compensation earned.

A key consideration in developing our compensation programs was to have plans that were easy to understand and administer while being competitive with the programs offered by other companies with which we compete or may compete for executive talent.

Operation of the Compensation Committee

Our Compensation Committee determines executive pay based on its analysis of a competitive range of pay. Our Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate our executives to achieve our business goals and reward executives for achieving such goals. Our Compensation Committee has engaged Mercer Human Resource Consulting, an outside global human resources consulting firm, to conduct a review of our total compensation program for the Chief Executive Officer and other key executives. Mercer Human Resource Consulting provided our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and, on the recommendations made by our management, for executives other than the Chief Executive Officer.

Our Compensation Committee compares each element of total compensation against a peer group of publicly-traded companies. This compensation peer group, which our Compensation Committee reviewed and updated in fiscal year 2007, consists of companies with which our Compensation Committee believes we compete or may compete for talent and for stockholder investment. The companies comprising our compensation peer group are Ametek, Inc., Baldor Electric Company, CTS Corp, Enersys, Inc., Exide Technologies, Franklin Electric Co, Inc., Power-One, Inc., Regal-Beloit Corp, Technitrol, Inc., and Vicor Corp.

For comparison purposes, our annual revenues are slightly below the median revenues of our compensation peer group; however, we compete with many larger companies for top executive–level talent and set our benchmark compensation levels accordingly. To that end, our Compensation Committee generally targets the 50th percentile of the market when evaluating and reviewing base salary and between the 50th and 75th percentile of the market when evaluating and reviewing incentive compensation for external competitiveness.

Consistent with our compensation philosophy, we allocate a significant percentage of total target compensation to incentives. We do not pre-establish policy or set targets for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by Mercer Human Resource Consulting to determine the appropriate level and mix of incentive compensation.

Elements of Our Compensation Program

Base Salary

We set base salaries of our executive officers based upon their respective positions with us and their performance. We pay base salaries to executive officers to provide a base of cash compensation. We establish a base salary when we hire an executive officer, based on market benchmarks for the position. We adjust base salary based on the executive officer’s skills, capabilities, accomplishments, potential for professional growth, experience in similar roles and internal equity.

During its annual review of base salaries for executives, our Compensation Committee primarily considers market data provided by our outside consultants, an internal review of the executive’s compensation, both individually and relative to other executive officers, and the individual performance of the executive. Our Compensation Committee determines whether to award annual increases typically in the first fiscal quarter of each year, after considering the individual’s performance, responsibilities, experience and internal equity, as well as external market practices. Our Compensation Committee did not award any salary increases to the named executive officers during fiscal year 2007.

Short-Term Cash Incentives

We use short-term cash incentives to focus executive officers on our quarterly and annual performance plan and to reward them for achieving pre-established performance goals. This plan, along with the long-term incentive plan, puts a significant portion of each executive officer’s pay at risk, so that these incentives are earned only when we and/or the executive officer attain key performance goals.

For fiscal year 2007, we called our short-term cash incentive program the FY 2007 Management Incentive Compensation Program, or the “FY 2007 MICP”. An individual executive officer’s annual incentive compensation target under our FY 2007 MICP is expressed as a percentage of salary. The target bonus for our Chief Executive Officer is 55% of his annual salary. For the other named executive officers, the target bonus is 35% of their annual salary. Annual incentive payments under the FY 2007 MICP range from 0% to 300% of the target bonus percent, based on the level of performance against the financial and individual objectives.

Each year, our Compensation Committee considers input and recommendations from management and evaluates our business and strategic plan to determine which financial metrics are critical to achieving this plan. For fiscal year 2007, our Compensation Committee determined that the following financial metrics and weightings were appropriate:

	Corporate		Division
Participant Group	Earnings Per Share	Cash Flow	Operating Income	Cash Flow Elements	Individual Objectives
Chief Executive Officer	40%	40%			20%
Chief Financial Officer and General Counsel	25%	25%			50%
VP/GMs of the Power Systems Division and Power Electronics Division	20%	20%	24%	16%	20%

In determining Corporate Cash Flow under the FY 2007 MICP, we used net cash provided by operating activities, as reported in the consolidated statement of cash flows section of the Form 10-K. In determining Division Cash Flow Elements we used a mix of working capital financial metrics as follows: 50% inventory turns, 25% days sales outstanding, and 25% capital expenditures budget. For FY 2007, there were no payouts for any financial objectives. Payouts to our executive officers for the achievement of individual objectives were as follows:

Name	FY 2007 MICP Payout
Jeffrey A. Graves	$45,000
Ian J. Harvie	$39,079
Leonard P. Kiely	$11,842
James D. Dee	$36,461
William E. Bachrach	$7,875

As part of our review of executive compensation conducted in fiscal year 2007, our Compensation Committee approved an increase to the annual incentive targets for executive officers for fiscal year 2008. The Chief Executive Officer’s annual incentive target will increase from 55% to 75% and the annual incentive target for all active named executive officers will increase from 35% to 50%.

We re-designed our annual incentive program for fiscal year 2008 MICP. Annual incentive payments under the FY 2008 MICP range from 0% to 200% of the target bonus percent, based on the level of performance against the financial and individual objectives. The weightings of the financial and individual objectives are as follows:

FY 2008 MICP Weightings

EBITDA	Days on Hand Inventory	Days Sales Outstanding	Individual Objectives
30%	30%	10%	30%

The financial objectives for Dr. Graves and Messrs. Harvie and Dee will be based on the Company’s overall financial performance. The financial objectives for Dr. Bachrach and Mr. Kiely will be based on financial results of the Power Electronics Division and Power Systems Division, respectively.

Long-Term Incentives

We provide equity-based, long-term incentives to our senior executives, including the named executive officers, as part of their competitive pay package because we believe they correlate the interests of these individuals directly to the interests of our stockholders. We also believe that long-term incentive compensation is an important retention tool. Over time, a significant amount of each executive officer’s total wealth opportunities depend upon our financial performance and total return to stockholders.

Prior to fiscal year 2007, we utilized only non-qualified stock options in our long-term incentive compensation package. During fiscal year 2007, we engaged Mercer Human Resource Consulting to perform a complete re-evaluation of our long-term incentive compensation package for executive officers. Based on competitive information and the recommendations of Mercer Human Resource Consulting, our Compensation Committee approved the use of non-qualified stock options, restricted stock and performance shares in the long-term incentive equity package for fiscal year 2008 and beyond. On March 12, 2007, we granted long-term incentives to the following named executive officers:

Name	Non-Qualified Stock Options	Restricted Stock	Performance Shares
Jeffrey A. Graves	110,000	33,000	33,000
Ian J. Harvie	32,000	10,000	10,000
Leonard P. Kiely	32,000	10,000	10,000
James D. Dee	32,000	10,000	10,000

Before fiscal year 2007, we used a fixed share grant guideline to establish the target grant each year. For grants made after fiscal year 2007, our Compensation Committee determined that the targeted grant should be denominated as a dollar value, based on a percentage of base salary, and converted to shares or units of common stock on the grant date, typically in the first fiscal quarter of the year. The change from a fixed-share guideline was made to better align the size of grants with our 50th to 75th percentile long-term incentive philosophy.

Our Compensation Committee determines actual award levels based on competitive market information, individual performance and expected potential for future contributions to our business. Our Compensation Committee also considers an individual’s history of past awards, time in his or her current position and any change in responsibility.

Stock Option Grant Practices

We typically make annual stock option grant decisions pursuant to our equity incentive plans during the first fiscal quarter of each year. We made no annual grants in fiscal year 2007, because we made an annual stock option grant at the end of fiscal year 2006. We make very few grants to any employee at other times during the year, and the grants are usually made in connection with hiring, as in the case for Mr. Kiely, or to comply with foreign regulations. Beginning in fiscal year 2008, we plan to resume awarding annual equity grants during the first quarter of each fiscal year so that our Compensation Committee has the opportunity to align decisions on all elements of compensation at the same time. The date of grant for an annual grant is the date of the Compensation Committee meeting or a future date decided at the Compensation Committee meeting. There is no relationship between the timing of the award of equity grants and our release of material, non-public information. The date of grant for awards to new hires is, if approved by the Compensation Committee, the later of the date of the Compensation Committee meeting or the date of hire for the recipient. Additionally, our Compensation Committee has authorized our Chief Executive Officer to make a certain amount of stock option grants to employees other than executive officers. The date of grant for stock option awards made by our Chief Executive Officer is the first trading day of the month following the Chief Executive Officer’s approval of the grant.

The exercise price of stock options is the fair market value on the date of grant. The only exception to this rule is to comply with certain foreign jurisdictions, where the law may require additional restrictions on the calculation of the option price. The fair market value is defined as the closing price of the common stock on the date of the grant.

Executive Benefits and Perquisites

As salaried, U.S.-based employees, our executive officers participate in a variety of retirement, and health and welfare programs that our Compensation Committee believes are important in assisting in the attraction and retention of key executive talent and are reasonable, competitive and consistent with our overall executive compensation philosophy.

Health and Welfare

Our health and related plans include medical, dental, life, short-term disability, accidental death and dismemberment and travel accident coverage. The majority of health and related benefits provided to executive officers are offered through broad-based plans applicable to all salaried employees.

C&D Technologies Savings Plan

Our named executive officers are eligible to participate in the C&D Technologies Savings Plan, a qualified 401(k) plan that provides certain salaried and non-union hourly employees, including all of the named executive officers, the opportunity to contribute up to 50% of their base salary, up to the limits imposed by the Internal Revenue Code of 1986, or the Code, on a pre-tax or after-tax basis. We match 50% on employee contributions up to the first 8% of eligible pay. The match we provide vests on the third anniversary of the date of hire. We may also make a profit sharing contribution of 0% to 8% of eligible pay depending upon our profitability. We did not make a profit-sharing contribution for fiscal year 2007 to any of our named executive officers.

Supplemental Executive Retirement Plan

We maintain a nonqualified supplemental executive retirement plan, which we refer to as the SERP, covering executives specified from time to time by our Board of Directors. The SERP is designed to overcome the statutorily based limitations of our qualified defined benefit and defined contribution retirement plans. All of our active executive officers are eligible to participate in the SERP; however, our Board of Directors has not elected to designate them as participants. We base retirement benefits on the participant’s cash compensation, consisting of base salary plus annual cash bonuses. Long-term incentives do not impact these retirement benefits. For additional details of the benefits and plan features of the SERP, please refer to the section entitled “Pension Benefits”.

Non-Qualified Deferred Compensation Program

We maintain a non-qualified deferred compensation plan by which certain employees, including all of our named executive officers and our directors, may elect to defer receipt of a designated percentage or amount of their compensation. We adopted this program because it provides an opportunity for participants, including the named executive officers, to save for future financial needs at little cost to us. The plan does not guarantee a return or provide above-market preferential earnings.

Perquisites and Other Personal Benefits

We provide an annual physical or reimbursement for an annual physical to our executive officers. Additionally, we provide our executive officers with reimbursement for actual expenses incurred for financial planning services. The annual reimbursement for financial planning services is limited to $5,000 for the Chief Executive Officer and $2,500 for other executive officers. In addition to these benefits provided to all of our executive officers, we also provide a car allowance to our Chief Executive Officer. We disclosed the actual cost of all perquisites provided to the named executive officers in the footnotes to the Summary Compensation Table.

Stock Ownership Guidelines

We designed our stock ownership guidelines to help us attract and retain those executives who have a strong belief in our long-term growth potential and who are willing to assume the same risks as our stockholders. We expect each of our executive officers to own a reasonable number of shares of our common stock. In furtherance of this policy, our Board of Directors has established stock ownership guidelines and procedures. The amount of stock we expect an executive officer to own is based on his or her base salary and salary grade. In general, we expect executive officers, other than the Chief Executive Officer, to own 10,000 shares of our common stock if the executive’s annual salary was greater than $200,000, and 8,000 shares if the executive’s salary was less than or equal to $200,000. Each executive has five years from the date of his or her appointment as an executive officer to attain the expected level of stock ownership. We gauge the degree of each covered executive’s compliance with the guidelines at the close of business on December 31st of each calendar year (or the immediately preceding Friday if December 31st falls on a weekend). During each of these five years, we expect the executive to acquire sufficient shares to increase his or her total holdings to an amount equal to 20% of the final goal for each year the executive has held his or her current position. We consider shares held under our deferred compensation plan as shares owned for purposes of these stock ownership guidelines. Unexercised stock option awards do not constitute shares owned for purposes of these guidelines.

Role of Executive Officers

Certain of our executive officers have roles in the compensation process. The Chief Executive Officer generally makes recommendations to our Compensation Committee regarding salary increases for other executive officers during the regular merit increase process. In addition, the Chief Executive Officer provides his perspective on recommendations provided by the outside consulting firm hired by our Compensation Committee regarding compensation program design issues.

Other executive officers, at the request of our Compensation Committee, work with the outside consultant, to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals. When requested by our Compensation Committee, selected executive officers may also review and propose recommendations on plan design and structure and provide a perspective to our Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees.

Employees from our human resources, finance or legal departments design and administer, on a day-to-day basis, our pension, savings, health, welfare and time-off plans and policies applicable to salaried U.S.-based employees. Our Compensation Committee of our Board of Directors remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Tax and Accounting Implications

Deductibility of Compensation under Code Section 162(m)

Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation satisfies certain performance-based standards. We believe that we can generally fully deduct past compensation paid under the MICP and long-term incentive programs for federal income tax purposes. However, in the future our Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The final regulations were recently released. We will undergo a full review of our compensation plans during fiscal year 2008 to ensure they are in compliance with the final regulations.

Equity Compensation

Beginning on February 1, 2006, we began to account for stock-based payments, including our stock option program, in accordance with the requirements of FASB Statement 123(R).

Employment Agreements and Executive Severance Benefits

As of January 31, 2007, we had entered into employment agreements with each of our named executive officers. The term of these employment agreements will continue in effect until either we or the executive provides at least 30 days written notice of termination of the agreement.

Non-Change-In-Control Severance Benefits

We must pay the named executive officers with employment agreements non-change-in-control severance benefits for termination by us without cause, other than as a result of death or disability. If this event occurs, the executive officer will receive:

•	Dr. Graves:

•	Two times his base salary in effect immediately before termination, and

•	Two times his target bonus amount in effect immediately before termination.

•	Messrs. Dee, Harvie and Kiely and Dr. Bachrach:

•	One times his base salary in effect immediately before termination,

•	If terminated after May 1st of a fiscal year, a pro-rated annual bonus based on the number of business days employed during the fiscal year and if such bonus is paid to any of our senior executives.

In general, we would pay these benefits through normal payroll installments through the period ending as of the end of the second month following the calendar year in which the termination occurs with the balance to be paid in a single lump sum within the 15-day period immediate following the end of the month in which installment payments are to cease.

Change-In-Control Benefits

The employment agreements provide for double trigger change-in-control severance benefits, which means that the following two events must occur before we will pay these benefits to the executives: (1) a change-in-control occurs as defined by the employment agreements and (2) we or the executive terminates the executive’s employment within 24 months of the change-in-control. If these events occur, the executive officer will receive:

•	Dr. Graves:

•	Three times base salary in effect immediately before termination;

•

Three times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) the executive officer’s target bonus percentage times base salary;

•

Three years of coverage under our life, medical, dental, accident, and other welfare plans, except annual physical and disability, in which the executive officer was participating in immediately prior to termination;

•	Immediate vesting of all previously unvested stock options, performance share awards and restricted stock awards;

•	Outplacement services for one year; and

•	Gross-up payment for any payment that would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code.

•	Messrs. Dee, Harvie and Kiely and Dr. Bachrach:

•	Two times base salary in effect immediately before termination;

•

Two times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) the executive officer’s target bonus percentage times base salary;

•

Two years of coverage under our life, medical, dental, accident, and other welfare plans, except annual physical and disability, in which the executive officer was participating in immediately prior to termination;

•	Immediate vesting of all previously unvested stock options, performance share awards and restricted stock awards;

•	Outplacement services for one year; and

•	Gross-up payment for any payment that would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code.

The executives will receive the base salary, annual bonus payments and any applicable gross-up payment due under these agreements in a lump sum immediately following termination.

Employee Retention Agreement with Dr. Bachrach

As a result of our announcement to review strategic options regarding our Power Electronics Division, including the possible sale of the Division, we entered into an Employee Retention Agreement with Dr. Bachrach on February 20, 2007. If a sale of the Power Electronics Division occurs during the term of this agreement, then we will pay Dr. Bachrach a bonus of $140,625 within 10 days after the closing of the sale and $140,625 payable within 180 days after the closing of the sale. Additionally, we have provided for incentives based on the sales price of the Power Electronics Division as follows:

Power Electronics Division Sales Price	Special Incentive Payment
< or = $70M	None
$70M - $80M	$18,000 per each $1M over $70M up to $80M
$80M - $90M	$180,000 plus $22,500 per each $1M over $80M up to $90M
> $90M	$405,000 plus $27,000 per each $1M over $90M

If Dr. Bachrach is not offered employment upon the sale of the Power Electronics Division and as a result his employment is terminated without cause, he will also be entitled to payments described in the Non-Change-In-Control Severance Benefits section described above. No bonuses will be paid under this retention agreement if Dr. Bachrach is terminated for cause or if he voluntarily terminates his employment or if he retires, dies, or becomes disabled for a period equal to or longer than a cumulative total of 45 days.

The retention agreement with Dr. Bachrach will terminate if we announce that we have decided not to sell the Power Electronics division or if we have not closed on the sale by December 31, 2007.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee, comprised of independent directors, reviewed and discussed the above compensation discussion and analysis with our management. Based on those review and discussions, our Compensation Committee recommended to our Board of Directors that the compensation discussion and analysis be included in these proxy materials.

The Compensation Committee

Robert I. Harries, Chairperson

Pamela L. Davies

Kevin P. Dowd

William Harral, III

April 11, 2007

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during the fiscal year ended January 31, 2007. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During the fiscal year ended January 31, 2007, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose own executive officers served as a director or member of our Compensation Committee.

Executive Compensation

The following tables show for fiscal year 2007, the compensation we paid to our Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers whose total compensation exceeded $100,000, referred to in this Proxy Statement as our “named executive officers” and Charles Giesige who resigned effective April 1, 2006:

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Option Awards ($) (2)	Change in Pension Value & Non-Qualified Deferred Compensation ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(f)	(h)	(i)	(j)
Jeffrey A. Graves President and Chief Executive Officer	2007	500,000	45,000	—	—	23,100	568,100
Ian J. Harvie Vice President and Chief Financial Officer	2007	335,000	39,079	—	—	4,753	378,832
Leonard P. Kiely Vice President and General Manager - Power Systems Division	2007	191,288	11,842	36,885	—	123,827	363,842
James D. Dee Vice President, General Counsel, and Corporate Secretary	2007	250,000	36,461	—	—	9,225	295,686
Charles Giesige Former Vice President and General Manager Power Systems Division	2007	40,974	—	—	4,244	197,830	243,048
William E. Bachrach Vice President and General Manager - Power Electronics Division	2007	222,656	7,875	—	—	7,090	237,621

(1)	Includes amounts deferred under our qualified 401(k) savings plan and our non-qualified deferred compensation program.

(2)	Amounts shown reflect the amounts recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with SFAS 123R except that no estimates for forfeitures have been taken into account. For a discussion of the assumptions made in such valuation, see Note 7 to the Company’s 2007 Notes to Consolidated Financial Statements. For more details, see the Grants of Plan-Based Awards table below.

(3)	The following table details the compensation included in the “All Other Compensation” column:

Supplemental All Other Compensation Table

Name	Fiscal Year	Financial Planning Services ($)	Company Contributions to Defined Contribution Plans ($)	Life Insurance Premiums ($)	Car Allowance ($)	Severance ($)		Relocation ($)		Total ($)
Jeffrey A. Graves	2007	—	7,500	2,400	13,200	—		—		23,100
Ian J. Harvie	2007	—	3,145	1,608	—	—		—		4,753
Leonard P. Kiely	2007	—	6,473	928	—	—		116,426	(1)	123,827
James D. Dee	2007	525	7,500	1,200	—	—		—		9,225
Charles Giesige	2007	375	1,434	188	—	195,833	(2)	—		197,830
William E. Bachrach	2007	—	6,010	1,080	—	—		—		7,090

(1)	Reflects the total amount of relocation including a gross up for taxes. The actual amount incurred for relocation was $75,883.

(2)	Mr. Giesige resigned as Vice President and General Manager of the Standby Power & Motive Power Divisions of the Company effective April 1, 2006. Mr. Giesige is currently receiving a severance payment of $235,000 which is being paid in 24 semi-monthly installment payments. The $235,000 is equivalent to his annual base salary rate in effect on the date of his resignation. Mr. Giesige is bound by certain non-competition and non-solicitation obligations and executed a Release upon his departure from the Company.

On February 1, 2006, we entered into amended employment agreements with each of the following executive officers: Jeffrey A. Graves, Ian J. Harvie, James D. Dee and William E. Bachrach; and on June 6, 2006, the Company entered into an employment agreement with Leonard P. Kiely. The employment agreements set forth the basic terms of employment for each of the executive officers, including base salary, bonus and benefits to which each executive officer is entitled during the term of employment and in the event that employment is terminated for various reasons. Each executive officer’s annual base salary as defined in his respective employment agreement is as follows: Dr. Graves: $500,000; Mr. Kiely: $290,000; Mr. Harvie: $335,000; Mr. Dee: $250,000 and Dr. Bachrach: $225,000.

The following table summarizes grants of plan-based awards made to each of the named executive officers during the Company’s last fiscal year:

Grants of Plan-Based Awards for Fiscal Year End January 31, 2007

Name	Grant Date	Date of Comp Committee Action	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jeffrey A. Graves	—	—	—	—	—
Ian J. Harvie	—	—	—	—	—
Leonard P. Kiely	6/5/2006	4/6/2006	50,000	6.26	173,975
James D. Dee	—	—	—	—	—
Charles Giesige	—	—	—	—	—
William E. Bachrach	—	—	—	—	—

(1)	We granted these stock options to Mr. Kiely on June 5, 2006, his date of hire, and the stock options vest 1/3 per year beginning on the first anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year End January 31, 2007

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jeffrey A. Graves	65,000 60,000	—	9.80 8.07	7/5/2015 1/26/2016
Ian J. Harvie	40,000 5,000	—	7.81 8.07	12/22/2015 1/26/2016
Leonard P. Kiely	—	50,000	6.26	6/5/2016
James D. Dee	15,000 25,000	—	10.28 8.07	9/6/2015 1/26/2016
Charles Giesige	—	—	—	—
William E. Bachrach	30,000 30,000	—	10.49 8.07	9/12/2015 1/26/2016

Option Exercises and Stock Vested for Fiscal Year End January 31, 2007

Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey A. Graves	—	—
Ian J. Harvie	—	—
Leonard P. Kiely	—	—
James D. Dee	—	—
Charles Giesige	21,000	12,175
William E. Bachrach	—	—

Pension Benefits

Only Charles Giesige, who resigned effective April 1, 2006, participated in our Pension Plan and SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey A. Graves	—	—	—	—
Ian J. Harvie	—	—	—	—
Leonard P. Kiely	—	—	—	—
James D. Dee	—	—	—	—
Charles Giesige	Pension Plan SERP	7.1 7.1	105,313 0	0 0
William E. Bachrach	—	—	—	—

The present value of the accumulated benefit for Mr. Giesige has been determined assuming benefits commence on the first of the month after Mr. Giesige’s 65th birthday (the first day for unreduced benefits). The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans. Assumptions as to life expectancy are based on the RP2000 Mortality Table for healthy males and females. The discount rate used is 5.9% and the monthly benefit is assumed to be paid out in the form of a single life annuity.

Supplemental Executive Retirement Plan

We adopted a SERP, covering executives whom our Board of Directors specify from time to time. The SERP is a nonqualified, unfunded defined benefit compensation plan whose purpose is to provide upon retirement or other qualifying event additional benefits to participants. All of our executive officers are eligible to participate in the SERP, but the Board of Directors has not designated them as participants. The normal form of benefit under the SERP for an unmarried participant is a life annuity and for a married participant is a joint and 50% survivor annuity, although a married participant may elect to have benefits paid in a life annuity, subject to spousal consent. Participants become vested in their benefits under the SERP upon the earlier of the completion of 7 1/2 years of continuous employment with us or upon a change in control, as defined in the SERP. The maximum annual benefit for the named officers is $100,000 indexed annually by 4% beginning September 30, 1998. These maximum annual benefits are reduced by (i) the annual accrued benefit under the Pension Plan as of the retirement or other qualifying event (based on a monthly single life annuity) payable at normal retirement age (as defined in the Pension Plan) and (ii) one-half of the participant’s social security benefit, as defined in the SERP, that would be payable as of retirement or other qualifying event.

Years of Employment Prior to Qualifying Event	Percentage Benefit
less than 7.5	0.0
7.5	50.0
8	53.3
9	60.0
10	66.7
11	73.3
12	80.0
13	86.7
14	93.3
15 or more	100.0

Participants who retire before age 65 and after age 62 will receive the actual annual benefit calculated above reduced by 7% per year for each year prior to age 65.

For participants who we have continuously employed for at least five years, if the qualifying event is a change of control, the actual annual benefit is determined by multiplying the maximum annual benefit by a fraction (not to exceed 1), the numerator of which is the number of years the participant would have been employed if he/she were continuously employed by us through age 65, and the denominator of which is 15. For participants who have been continuously employed by us for less than five years, the actual annual benefit is 50% of the amount referred to in the previous sentence. Benefits paid on account of a change of control are made in a single lump sum. A participant’s SERP benefit may be forfeited in certain circumstances, including if the participant is terminated for cause or violates a covenant not to compete.

Non-Qualified Deferred Compensation

Under our non-qualified deferred compensation plan, eligible employees, including our named executive officers, may defer until a future date payment of all or any portion of their annual salary or annual incentive. The employee elects when he or she will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Code. The deferral earns a deferred return based on investments alternatives selected by the employee from a list we provide. The employee bears the investment risk. The cash deferred is transferred to the nonqualified deferred compensation plan administrator.

The following table shows unaudited information with respect to compensation of the named executive officers and Mr. Giesige that has been deferred under a plan that is not tax qualified:

	Executive Contributions in FY 2007 ($) (1)	Company Contributions in FY 2007 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Earnings in FY 2007 ($) (2)	Aggregate Balance at January 31, 2007 ($)
Jeffrey A. Graves	—	—	—	—	—
Ian J. Harvie	—	—	—	—	—
Leonard P. Kiely	—	—	—	—	—
James D. Dee	—	—	—	—	—
Charles Giesige	—	—	—	—	—
William E. Bachrach	1,313	0	0	7	1,320

(1)	Amounts listed in the Executive Contribution in FY 2007 column were reported as Salary in the Summary Compensation Table.

(2)	No amounts listed in the Aggregate Earnings column were reported in the Summary Compensation Table.

Other Potential Post-Employment Payments

Benefits Provided Upon Termination of Employment

Each of the employment agreements with our named executive officers provide for certain benefits in the event of termination of employment. In the event that employment is terminated for any reason, the executive or his estate shall be paid within 15 business days after the date of termination:

•	his base salary through the date of termination;

•

any then-unpaid annual bonus or other incentive compensation that may have earned pursuant to the terms of any of our applicable incentive compensation or bonus plan with respect to any fiscal year or other performance period completed prior to the date of termination; and

•	any then-unused accrued vacation pay;

•

executive, his beneficiaries and/or his estate, shall be entitled to any payments and benefits under our benefits and incentive plans and perquisite programs, in accordance with the respective terms of those plans and perquisite programs (including without limitation, any conversion option available to under our life insurance plan(s)); and

•	the executive or his estate, shall be reimbursed for any business expenses incurred prior to termination.

In the event that we terminate employment without cause, other than as a result of death or disability, or employment is terminated by employee due to a material breach by us either prior to a change of control or following two years after the occurrence of a change of control we will pay Dr. Graves an amount equal to two times his base salary at the rate in effect on the date of termination and Messrs. Dee, Harvie and Kiely and Dr. Bachrach an amount equal to his base salary at the rate in effect on the date of termination. Payment of such amount will consist of normal payroll installments through the period ending as of the end of the second month following the later of (A) the calendar year in which the termination of employment occurs or (B) our taxable year of the Company in which the termination of employment occurs. We must pay the balance of such payments in a single lump sum payable within the 15-day period immediately following the end of the month in which installment payments we will pay cease. If the executive terminates employment on or after May 1st of a fiscal year, the executive shall be entitled to an annual bonus for that fiscal year, based on the actual bonus earned under the applicable bonus plan for the fiscal year, pro-rated to reflect the number of business days during the fiscal year. We will pay this bonus only when and if bonuses are paid to other senior executives of the Company for such year, but, if any such bonus is payable, it shall be paid no later than the 15th day of the third month following the later of (A) the calendar year in which the termination of employment occurs or (B) taxable year in which the termination of employment occurs.

The following table summarizes our estimated cost of severance payments had a qualifying event occurred on January 31, 2007:

Name	Base Salary ($)	Bonus ($) (1)	Vacation Pay ($) (2)
Jeffrey A. Graves	1,000,000	825,000	38,462
Ian J. Harvie	335,000	39,079	25,769
Leonard P. Kiely	290,000	11,842	22,308
James D. Dee	250,000	36,461	19,231
William E. Bachrach	225,000	7,875	17,308

(1)	Represents the bonus payout from the FY 2007 MICP.

(2)	Assumes a vacation payout of 4 weeks of vacation.

Benefits Provided Upon a Change in Control

Each of the employment agreements provide for certain benefits in the event of a change-in-control. A change-in-control termination means the occurrence of any of the following within 24 months after a change of control:

•	the executive terminates his employment with us pursuant to a termination for good reason, as defined in the respective employment agreements; or

•

we terminate the executive’s employment for any reason other than death, disability or cause. If the executive’s employment is terminated within 24 months after a change of control, the executive will receive, subject to the execution of a release, the payments and benefits set forth below in consideration of the Executive’s agreements under their Employment Agreement, including but not limited to the Executive’s agreement not to compete with us for a period of one year after a change of control termination; provided, however, that we will reduce any payment made or benefit provided upon a change of control by any amount paid or payable to the executive or the executive’s family with respect to the same type of payment or benefit under any other plans to avoid duplication of payments or benefits:

The following table summarizes the estimated cost to the Company of change in control payments and benefits for each named executive officer, had a qualifying event occurred on January 31, 2007:

Name	Base Salary and Target Bonus ($)	Value of Continued Participation in Welfare Benefit Plans ($) (1)	Fair Market Value of Accelerated Vesting of Equity Compensation ($) (2)	Value of Outplacement Services ($) (3)	Excise Tax Gross-Up ($) (4)
Jeffrey A. Graves	2,325,000	51,360	0	20,000	817,343
Ian J. Harvie	904,500	3,682	0	20,000	0
Leonard P. Kiely	783,000	31,589	0	20,000	0
James D. Dee	675,000	31,492	0	20,000	0
William E. Bachrach	607,500	31,218	0	20,000	0

(1)	Represents the estimated cost of three years of medical, life, dental, and AD&D coverage for Dr. Graves and two years of medical, life, dental, and AD&D coverage for Messrs. Dee, Harvie, and Kiely and Dr. Bachrach.

(2)	Based on the closing price of $5.40 on January 31, 2007.

(3)	The agreements state that the Company shall provide the executive with outplacements services at an appropriate level through an outplacement firm of the executive’s choice for up to one year. We believe that the values shown in this column are a reasonable estimate of the potential costs of outplacement services.

(4)	Calculations assume an excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and the current state income tax rate for the States of residence for the named executive officers.

Director Compensation

We pay (i) our Chairman of the Board an annual retainer of $65,000 in grants of our common stock (of which he may elect to receive one-third of such value in cash to permit him to pay a portion of the federal, state and local income taxes he will incur as a result of the receipt of the shares of common stock) and our other non-employee directors an annual retainer of $25,000 in grants of our common stock (of which they may elect to receive one-third of such value in cash to permit them to pay a portion of the federal, state and local income taxes they will incur as a result of the receipt of the shares of Common Stock); (ii) the chairperson of the Audit Committee $10,000 per year, and each of the chairpersons of the Nominating/Corporate Governance Committee and the Compensation Committee $5,000 per year; (iii) independent members of the Board of Directors $1,750 for each in-person meeting and $750 for each telephonic meeting of the board; and (iv) members of a committee of the Board of Directors $1,500 for each in-person meeting and $750 for each telephonic meeting of a committee attended. In addition, we grant annually to each non-employee director stock options to purchase 4,000 shares of our common stock at the closing price of our common stock on the date of grant, which options vest immediately upon grant. Under the C&D 1998 Stock Option Plan, the Board of Directors can also conduct an annual review of the compensation of the non-employee directors and, as a result of such review, may grant additional shares of our common stock to each non-employee director having a fair market value on the date of the grant determined by the Board of Directors but which may not exceed 1.25 times the non-employee director’s current compensation for the applicable annual period.

The following table provides a summary of director compensation for fiscal year 2007:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3) (4)	Total ($)
Kevin P. Dowd	24,250	25,005	13,112	62,367
William Harral, III Chairman of the Board	24,250	65,005	13,112	102,367
Robert I. Harries Chairperson, Compensation Committee	26,250	25,005	13,112	64,367
Pamela L. Davies	21,250	25,005	13,112	59,367
George MacKenzie	19,500	25,005	13,112	57,617
John A. H. Shober Chairperson, Nominating/Corporate Governance Committee	37,583	16,670	13,112	67,365
Stanley W. Silverman	21,250	25,005	13,112	59,367
Ellen C. Wolf Chairperson, Audit Committee	38,750	17,500	13,112	69,362

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for the chairperson of the committees and Chairman of the Board and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the nonqualified deferred compensation plan for directors. Also includes the value of retainers and fees paid in stock and the value of stock received in lieu of cash payments of fees, each as described above.

(2)	The fair market value of common stock on June 1, 2006, the grant date, was $6.86. Amounts shown are the amounts recognized for financial statement reporting purposes with respect to fiscal year 207 in accordance with FAS 123R.

(3)	Amounts shown are in respect of the 4,000 non-qualified stock options granted to each director on June 1, 2006. Amounts shown are the amounts recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with FAS 123R.

(4)	At January 31, 2007, directors had outstanding vested stock options as follows: Mr. Dowd – 36,000; Mr. Harral – 36,000; Mr. Harries – 20,000; Dr. Davies – 36,000; Mr. MacKenzie – 45,556 (including 15,000 granted while interim Chief Executive Officer in fiscal year 2006); Mr. Shober – 36,000; Mr. Silverman – 17,022; Ms. Wolf – 10,667.

Under the Company’s stock ownership guidelines, each of the directors is expected to own a minimum of $100,000 in our common stock within five years of the date he/she joins or Board of Directors. The number of shares owned by each director is set forth in the stock ownership table on page 10.

COMPLIANCE WITH SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of 10% or more of the Common Stock to file with the SEC initial reports of ownership and periodic reports of changes in ownership of the Common Stock and to provide copies of those filings to us. Based upon a review of those copies and written representations, we believe that for the fiscal year ended January 31, 2007, all of these reports were filed on a timely basis, except one report related to Mr. Harries’ deferred compensation was not filed timely as required pursuant to the two business-day reporting rules under Section 16(a). This report has since been filed.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy will vote on those matters according to their best judgment in the interests of the Company.

ANNUAL REPORT

We are mailing our Annual Report for the fiscal year ended January 31, 2007 together with this Proxy Statement to stockholders of record of C&D as of the close of business on April 20, 2007. We will provide additional copies, without charge, upon the request of stockholders. To obtain copies, you should contact us at C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422, Attention: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES D. DEE

Secretary

We request that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful and we appreciate your cooperation.

PROXY

C&D TECHNOLOGIES, INC.

1400 Union Meeting Road, Blue Bell, Pennsylvania 19422-0858

Solicited by the Board of Directors for the Annual Meeting of Stockholders

To Be Held at Normandy Farm on

Wednesday, June 6, 2007

The undersigned hereby appoints Ian J. Harvie and James D. Dee, or either of them, with the power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated on the other side, all shares of Common Stock of C&D Technologies, Inc. held of record by the undersigned at the close of business on April 20, 2007, at the Annual Meeting of Stockholders to be held on Wednesday, June 6, 2007, and at any adjournment of that meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.

(Continued and to be signed on the other side)

Ú  DETACH PROXY CARD HERE  Ú

Please complete, date, sign and return this proxy promptly, using the enclosed envelope. No postage is required if mailed in the United States of America	☒
Votes must be marked in black or blue ink.

The Board of Directors of C&D Technologies, Inc. recommends a vote FOR the nominees for directors set forth in Proposal 1 and FOR Proposal 2.							FOR	AGAINST	ABSTAIN
1. Election of Directors:							☐	☐	☐
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	* EXCEPTIONS: FOR all nominees except those listed below	☐	2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2008.

Nominees:

01 William Harral, III,

02 Pamela L. Davies,

03 Kevin P. Dowd,

04 Jeffrey A. Graves, 05 Robert I. Harries,

06 Michael H. Kalb,

07 George MacKenzie, 08 John A. H. Shober,

09 Stanley W. Silverman, 10 Ellen C. Wolf

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting and any adjournment of the meeting.

Please sign exactly as your name appears below and fill in date.

*EXCEPTIONS: _______________________________________

INSTRUCTIONS: To withhold authority for any nominee, write the name of the nominee(s) in the space provided.						For address change or comments see reverse side			☐

S C A N L I N E
Please sign exactly as your name appears on this proxy and fill in the date. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign as custodian, not the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.
					__________________________		______________________
					Date	Share Owner sign here	Co-Owner sign here